===============================================================================

                           SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))
[x]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           C-Cube Microsystems Inc.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)Title of each class of securities to which transaction applies:    N/A

  (2)Aggregate number of securities to which transaction applies:    N/A

  (3) Per unit price or other underlying value of transaction computed
      pursuant to Exchange Act Rule 0-11:    N/A

  (4)Proposed maximum aggregate value of transaction:    N/A

  (5)Total fee paid:    N/A

[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid:    N/A

  (2)Form, Schedule, or Registration Statement No.:    N/A

  (3)Filing Party:    N/A

  (4)Date Filed:    N/A

===============================================================================

                [LOGO OF C-CUBE MICROSYSTEMS APPEARS HERE]

                              March 30, 1998


Dear Stockholder:

  This year's Annual Meeting of Stockholders ("Annual Meeting") of C-Cube Microsystems Inc. (the "Company") will be held on Friday, May 8, 1998 at 1:30 p.m., local time, at the Sheraton - Silicon Valley Hotel, located at 1801 Barber Lane, Milpitas, California. You are cordially invited to attend.

  The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

  After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is also enclosed for your information.

  We look forward to seeing you at the Annual Meeting.


                              Very truly yours,



                              /s/ Alexandre A. Balkanski
                              -------------------------------------
                              Alexandre A. Balkanski
                              President and Chief Executive Officer

                          C-CUBE MICROSYSTEMS INC.

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held May 8, 1998

To the Stockholders:

  The Annual Meeting of Stockholders ("Annual Meeting") of C-Cube
Microsystems Inc. (the "Company"), will be held on Friday, May 8, 1998, at 1:30 p.m., local time, at the Sheraton - Silicon Valley Hotel, 1801 Barber Lane, Milpitas, California 95035, for the following purposes:

  1. To elect one Class I Director to hold office for a three-year term and until his successor has been duly elected and qualified.
  2. To consider and vote upon a proposal to approve the 1998 Employee Stock Purchase Plan and the reservation of 800,000 shares of Common Stock, plus automatic annual increases equal to the lesser of (i) 500,000 shares,
      (ii) 1% of the outstanding shares or (iii) a lesser amount determined by the Board of Directors.
  3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.
  4. To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 18, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of C-Cube Microsystems Inc., which is located at 1778 McCarthy Boulevard, Milpitas, California 95035.


                              By order of the Board of Directors


                              /S/ Alexandre A. Balkanski
                              -------------------------------------
                              Alexandre A. Balkanski
                              President and Chief Executive Officer


Milpitas, California
March 30, 1998


IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                         C-CUBE MICROSYSTEMS INC.

            PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

  The accompanying proxy is solicited by the Board of Directors of C-Cube Microsystems Inc., a Delaware corporation ("C-Cube" or the "Company"), for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on Friday, May 8, 1998, at 1:30 p.m., local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at the Sheraton - Silicon Valley Hotel located at 1801 Barber Lane, Milpitas, California 95035. The date of this Proxy Statement is March 30, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is enclosed with this Proxy Statement.

SOLICITATION AND VOTING

  The cost of soliciting proxies will be borne by the Company. The Company has engaged Corporate Investor Communications Inc. ("CIC") to assist in the solicitation of proxies for the Annual Meeting. The Company will pay approximately $7,000 in fees for CIC's services and will reimburse CIC for reasonable out-of-pocket costs.

  In addition, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and regular employees to solicit proxies, personally or by telephone, without additional compensation.

  Only stockholders of record as of the close of business on March 18, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 37,124,074 shares of common stock of the Company, par value $.001 per share ("Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement.

QUORUM; VOTING OF PROXIES

  The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors and ratification of appointment of the Company's independent public accountants). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal when considered as Votes Cast.

  In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

  All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice ("FOR," "AGAINST," "ABSTAIN" or "WITHHELD") with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal (other than instances of broker non-votes).

REVOCABILITY OF PROXIES

  A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.


                              PROPOSAL NO. 1
                           Election of Directors

  The Company has a classified Board of Directors consisting of two Class I Directors (Donald McKinney and one vacancy), three Class II Directors (Donald T. Valentine, Alexandre A. Balkanski and Gregorio Reyes), and two Class III Directors (T. J. Rodgers and Baryn S. Futa), who will serve until the annual meetings of stockholders to be held in 1998, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the annual meeting dates. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

  The term of the Class I Director will expire on the date of the upcoming Annual Meeting. One person is to be elected to serve as Class I Director of the Board of Directors at that meeting. Management's nominee for election by the stockholders to this position is Donald McKinney, the current Class I Director of the Board of Directors. If elected, the nominee will serve as director until the Company's annual meeting of stockholders held in 2001, and until his successor is elected and qualified. The proxies will be voted, unless the authorization to do so is withheld, for the election of the nominee. If the nominee declines to serve, the proxies may be voted for such substitute nominee as the Company may designate. It is not presently expected that the nominee will decline to serve as a director.

  The directors of the Company, including the Class I Director nominee to be elected at the Annual Meeting, and their ages as of March 18, 1998, are as follows:


                                                                     DIRECTOR
NAME                              AGE   POSITIONS WITH THE COMPANY    SINCE
-----                             ----  --------------------------   ---------
CLASS I DIRECTOR NOMINATED FOR
 ELECTION AT THE 1998 ANNUAL
 MEETING OF STOCKHOLDERS:
Donald McKinney...............     48   Director                       1997
CLASS II DIRECTORS WHOSE TERM
 EXPIRES AT THE 1999 ANNUAL
 MEETING OF STOCKHOLDERS:
Donald T. Valentine.... ......     65   Director                       1992
Alexandre A. Balkanski, Ph.D..     37   President, Chief Executive     1993
                                         Officer and Director
Gregorio Reyes................     57   Director                       1992
CLASS III DIRECTORS WHOSE TERM
 EXPIRES AT THE 2000 ANNUAL
 MEETING OF STOCKHOLDERS:
T.J. Rodgers..................     50   Director                       1994
Baryn S. Futa.................     43   Director                       1994

  Mr. McKinney has served on the Board of Directors since February 1997.
Mr. McKinney, the founder of International Network Services, a network service provider, served as President and Chief Executive Officer and Director of International Network Services from its date of inception in August 1991 until January 1996 and has since served as its Chairman of the Board and Chief Executive Officer. Mr. McKinney served as the Vice
President of Sales and Marketing of Electronics for Imaging Inc., a provider of hardware and software products for the digital color imaging market, from May 1989 to February 1991. Mr. McKinney was the founding Vice President of Sales, Marketing and Customer Service at Silicon Graphics,
Inc. Later Mr. McKinney opened Silicon Graphics' international operations and subsequently was General Manager of its OEM Subsystems Division.
Mr. McKinney worked for Silicon Graphics, Inc. from January 1982 to May 1987. Mr. McKinney has also served in various sales, management and consulting positions at Sequoia Capital, Chromatics and International Business
Machines Corporation. He is a limited partner of certain entities affiliated with Sequoia Capital. See "EXECUTIVE COMPENSATION AND OTHER MATTERSCertain Relationships and Related Transactions."

  Mr. Valentine has served as Chairman of the Board of Directors since December 1992. He has been a General Partner of Sequoia Capital, a venture capital firm, since 1974. Mr. Valentine is also Chairman of the Board of Network Appliances Corporation, and Vice Chairman of the Board of Cisco Systems, Inc.

  Dr. Balkanski co-founded the Company in July 1988 as Vice President. He served as Executive Vice President and Chief Operating Officer from February 1994 to July 1995. He has served as President and Chief Executive Officer since July 1995. He was elected to the Board of Directors in April 1993. Prior to co-founding C-Cube, Dr. Balkanski was the co-founder and President of Diamond Devices Inc., a semiconductor company specializing in the development of fast algorithms for signal processing. Dr. Balkanski currently serves on the board of directors of PMC-Sierra, Inc. and CKS Group, Inc. Dr. Balkanski holds a B.A. in physics from Harvard College, and an M.S. in physics and a Ph.D. in business economics from Harvard

University. He is a limited partner of certain entities affiliated with Sequoia Capital. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Certain Relationships and Related Transactions."

  Mr. Reyes has served on the Board of Directors since July 1992. Since August 1994, Mr. Reyes has been a private investor and management consultant. From September 1990 to August 1994, he served as Chairman and Chief Executive Officer of Sunward Technologies, Inc., a provider of rigid disk magnetic recording head products for the data storage industry. Since August 1994, Mr. Reyes has been on special assignment to the office of the President of Sunward Technologies, Inc. From March 1986 to August 1990,
Mr. Reyes was Chairman and Chief Executive Officer of American Semiconductor Equipment Technologies. Since January 1995, Mr. Reyes has served as a Chairman of the Board of Sync Research. Mr. Reyes also serves as a director of Western Microtechnology and several privately-held companies. He is a limited partner of certain entities affiliated with Sequoia Capital. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Certain Relationships and Related Transactions."

  Mr. Rodgers has served on the Board of Directors since January 1994. He founded Cypress Semiconductor Corporation in 1983, where he currently serves as President, Chief Executive Officer and a director. Mr. Rodgers is a limited partner of certain entities affiliated with Sequoia Capital. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Certain Relationships and Related Transactions."

  Mr. Futa has served on the Board of Directors since February 1994. In July 1996, he founded MPEG LA, LLC, a company which was formed to provide licensing access to essential MPEG-2 intellectual property to users of the technology, where he currently serves as Manager and Chief Executive Officer. From September 1988 to June 1996, he served as the Executive Vice President and Chief Operating Officer of Cable Television Laboratories, Inc., a research and development consortium of cable television system operators.

  There is currently one Class I Director vacancy which will remain open while the Board of Directors considers candidates to fill such vacancy.

  See also "STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." A description of the business experience of the other executive officers of the Company is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission and enclosed herewith. There are no family relationships between any of the Company's directors or executive officers.

BOARD MEETINGS AND COMMITTEES

  During the fiscal year ended December 31, 1997, the Board of Directors held eight (8) meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during the fiscal year ended December 31, 1997.

  The Company has an Audit Committee and a Compensation Committee but does not have a standing nominating committee.

  The Audit Committee's function is to review, with the Company's independent public accountants, management and the Board of Directors, the Company's financial reporting processes and internal financial controls. The Audit Committee reviews the results of the examination of the Company's financial statements by the independent public accountants and the independent public accountants' opinion. The Audit Committee also approves all professional services performed by the independent public accountants, recommends the retention of the independent public accountants to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. During 1997, the members of the Audit Committee were Donald T. Valentine and Baryn S. Futa. The Audit Committee held one (1) meeting during the fiscal year ended December 31, 1997.

  The Compensation Committee's primary function is to review and approve the compensation of C-Cube's executive officers. The Compensation Committee also administers the Company's stock option and purchase plans and is responsible for determining the grants of stock options under such plans. The members of the Compensation Committee are Donald T. Valentine and Gregorio Reyes. The Compensation Committee met seven (7) times and conducted numerous telephonic consultations during the fiscal year ended December 31, 1997.

COMPENSATION OF DIRECTORS

  In May 1995, the Board of Directors established a standard compensation for members of the Board of Directors, whereby each director who is not an employee of the Company (an "Outside Director") receives an annual retainer of $12,000 plus $1,000 and reimbursement of reasonable travel expenses for each meeting of the Board of Directors attended. The Company does not pay additional amounts to directors for committee participation or special assignments of the Board of Directors.

  Directors who are not employees are also automatically granted nonqualified options to purchase C-Cube's Common Stock under the Company's 1994 Outside Directors Stock Option Plan (the "Directors Plan"). A total of 450,000 shares of Common Stock have been reserved for issuance under the Directors Plan. Each Outside Director holding office on the effective date of the Directors Plan who did not then hold an option to acquire shares of C-Cube's Common Stock received an option to purchase 40,000 shares of Common Stock on the effective date of the Directors Plan. Each person who is newly elected or appointed as an Outside Director after the effective date of the Directors Plan receives an option to purchase 40,000 shares of Common Stock on the day immediately following such initial election or appointment. Thereafter, each Outside Director generally receives an option to purchase 10,000 shares of Common Stock on each anniversary date. Options granted under the Directors Plan vest over four years and generally must be exercised within ten years. Shares of Common Stock underlying options granted under the Directors Plan vest at the rate of one-fourth (1/4) of the total number of shares of Common Stock underlying the option one year after the date of grant and one forty-eighth (1/48) of such shares on the last date of each full month thereafter until all of the shares of Common Stock underlying the option have vested. The exercise price of the options in all cases will be equal to the fair market value per share of the Common Stock on the date of grant.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The nominee for Class I Director receiving the highest number of votes will be elected as the Class I Director.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. DONALD McKINNEY.

                              PROPOSAL NO. 2
             Approval of the 1998 Employee Stock Purchase Plan

  As a result of a recent change in the financial accounting rules regarding employee stock purchase plans, the Board of Directors determined that it is in the best interests of the Company and its stockholders to allow the current 1994 Employee Stock Purchase Plan to terminate and to adopt a new 1998 Employee Stock Purchase Plan ("Purchase Plan") that provides for an automatic share replenishment feature (described below). On February 2, 1998, the Board of Directors adopted the Plan and reserved 800,000 shares of Common Stock, plus automatic annual increases equal to the lesser of (i) 500,000 shares, (ii) 1% of the outstanding shares or
(iii) a lesser amount determined by the Board of Directors for issuance thereunder subject to stockholder approval.

  In order to reduce dilution to stockholders, the Board of Directors, in conjunction with the adoption of the Purchase Plan, approved an amendment to the 1994 Employee Stock Plan that (beginning in 1999) reduces the automatic annual share replenishment from 5% of the outstanding shares of Common Stock to 4% of the outstanding shares Common Stock, subject to approval by the stockholders of this proposal.

  As of the date of stockholder approval of the Purchase Plan, no options had been granted pursuant to the Purchase Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the Votes Cast is required for approval of this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN AND THE RESERVATION OF SHARES THEREUNDER.

Description of the Purchase Plan

  GENERAL. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions.

  ADMINISTRATION. The Purchase Plan may be administered by the Board of Directors (the "Board") or a committee appointed by the Board. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

  ELIGIBILITY. Each employee of the Company (including officers), whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year, is eligible to participate in an Offering Period (as defined below); provided, however, that no employee shall be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Eligible employees become participants in the Purchase Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the beginning of each Offering Period unless a later time for filing the subscription agreement has been set by the Board. As of the date of this Proxy Statement, approximately 790 Company employees were eligible to participate in the Purchase Plan.

  PARTICIPATION IN AN OFFERING. The Purchase Plan is implemented by consecutive overlapping offering periods generally lasting for two (2) years (an "Offering Period"), with a new Offering Period commencing on the first trading day on or after February 1 and August 1 of each year; provided, however, that the first Offering Period under the Plan will commence on the first trading day on or after May 16, 1998 and the second Offering Period under the Plan will commence on the first trading day on or after February 1, 1999. Common Stock may be purchased under the Purchase Plan every six (6) months (a "Purchase Period"), provided, however, that the first Purchase Period under the Plan will end on the last trading day on or before January 31, 1999, unless the participant withdraws or terminates employment earlier. To the extent the fair market value of the Common Stock on any exercise date in an Offering Period is lower than the fair market value of the Common Stock on the first day of the Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their options on such exercise date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof. The Board may change the duration of the Purchase Periods or the length or date of commencement of an Offering Period. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 10% of a participant's compensation. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates. At the beginning of each Offering Period, each participant is automatically granted options to purchase shares of the Company's Common Stock. The option expires at the end of the Purchase Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Purchase Period to the extent of the payroll deductions accumulated during such Purchase Period. Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable as of the date hereof.

  PURCHASE PRICE; SHARES PURCHASED. Shares of Common Stock may be purchased under the Purchase Plan at a price not less than 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering Period or (ii) the last day of the Purchase Period; provided, however, that under certain circumstances, the Purchase Price may be adjusted to a price not less than 85% of the lesser of the fair market value of the Common Stock on (i) the date the Company's stockholders approve a subsequent increase in shares reserved for issuance under the Purchase Plan or (ii) the last day of the Purchase Period. The "fair market value" of the Common Stock on any relevant date will be the closing price per share as reported on The Nasdaq National Market (or the mean of the closing bid and asked prices, if no sales were reported) as quoted on such exchange or reported in The Wall Street Journal. The number of shares of Common Stock a participant purchases in each Purchase Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Purchase Period by the Purchase Price; provided, however, that the number of shares subject to the option may not exceed 10,000 shares of the Company's Common Stock per Purchase Period.

  TERMINATION OF EMPLOYMENT. Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of the Company for at least 20 hours per week, cancels his or her option and participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan.

  ADJUSTMENT UPON CHANGE IN CAPITALIZATION. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Purchase Plan, the number and class of shares of stock subject to options outstanding under the Purchase Plan, and the exercise price of any such outstanding options.

Any such adjustment shall be made by the Board, whose determination shall be conclusive.

  DISSOLUTION OR LIQUIDATION. In the event of a proposed dissolution or liquidation, the Offering Period then in progress will be shortened and a new exercise date will be set.

  MERGER OR ASSET SALE. In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the Offering Period then in progress will be shortened and a new exercise date will be set.

  AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors may at any time terminate or amend the Purchase Plan. An Offering Period may be terminated by the Board of Directors at the end of any Purchase Period if the Board determines that termination of the Purchase Plan is in the best interests of the Company and its shareholders. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held shareholders' meeting, if such amendment would require shareholder approval in order to comply with Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Purchase Plan will terminate in 2008.

  WITHDRAWAL. Generally, a participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering.

  FEDERAL TAX INFORMATION FOR PURCHASE PLAN. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the Offering Period or more than one (1) year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of
(i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

                              PROPOSAL NO. 3
       Ratification of Appointment of Independent Public Accountants

  The Board of Directors of the Company has selected Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP has acted in such capacity since its appointment in 1991. Notwithstanding this selection, the Board, in its sole discretion, may direct the appointment of new independent accountants at any time during the year, if the Board concludes that such change is in the best interest of the Company and its stockholders. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the Votes Cast is required for approval of this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

        STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of March 18, 1998, with respect to the beneficial ownership of the Company's Common Stock by
(i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1997, whose salary and incentive compensation for the fiscal year ended December 31, 1997 exceeded $100,000, and (iv) all executive officers and directors of the Company as a group:

                                                   SHARES OWNED
                                            ---------------------------
       FIVE-PERCENT STOCKHOLDERS,           NUMBER OF        PERCENTAGE
  DIRECTORS AND EXECUTIVE OFFICERS (1)       SHARES           OF CLASS
  ------------------------------------      ---------        ----------
FIVE-PERCENT STOCKHOLDERS:                    N/A                 N/A
DIRECTORS AND EXECUTIVE OFFICERS:
Donald T. Valentine (2)..................   1,109,915             3.0%
Alexandre A. Balkanski (3)...............     844,370             2.2%
T. J. Rodgers (4)........................     121,357              *
Mark K. Allen (5)........................      99,372              *
Alexander D. Daly (6)....................      80,244              *
Richard Foreman (7)......................      58,833              *
Baryn S. Futa (8)........................      51,253              *
John J. Hagedorn (9).....................      33,401              *
Gregorio Reyes (10)......................      19,659              *
Donald McKinney (11).....................      13,852              *
All executive officers and directors as a
 group (10 persons) (2)-(12).............   2,432,256             6.4%

-----
* Represents less than 1%

(1) The persons named in this table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed in this table is 1778 McCarthy Boulevard, Milpitas, California 95035.

(2) Includes 25,000 shares subject to an option that is exercisable within 60 days of March 18, 1998. Mr. Valentine is a general partner of certain entities affiliated with Sequoia Capital and, therefore, may be deemed to beneficially own the shares of Common Stock held by such entities, including 868,349 shares held by Sequoia Capital Growth Fund and 52,338 shares held by Sequoia Technology Partners III. However,
     Mr. Valentine disclaims beneficial ownership of all such shares held by entities affiliated with Sequoia Capital, except those shares as to which he has a direct pecuniary interest.

(3) Includes 558,336 shares subject to options that are exercisable within 60 days of March 18, 1998.

(4) Includes 100,000 shares subject to a vested option that is immediately exercisable, and 2,504 shares held of record by entities affiliated with Sequoia Capital which are beneficially owned by Mr. Rodgers, who is a limited partner of such entities. Also includes 17,499 shares subject to an option that is exercisable within 60 days of March 18, 1998.

(5) Includes 95,777 shares subject to options that are exercisable within 60 days of March 18, 1998.

(6) Includes 77,765 shares subject to options that are exercisable within 60 days of March 18, 1998.

(7) Includes 52,500 shares subject to options that are exercisable within 60 days of March 18, 1998.

(8) Includes 35,000 shares subject to a vested option that is immediately exercisable. Also includes 16,251 shares subject to options that are exercisable within 60 days of March 18, 1998.

(9) Includes 32,500 shares subject to an option that is exercisable within 60 days of March 18, 1998.

(10) Includes 15,000 shares subject to options that are exercisable within 60 days of March 18, 1998. Also includes 1,144 shares held of record by entities affiliated with Sequoia Capital which are beneficially owned by Mr. Reyes, who is a limited partner of such entities.

(11) Includes 12,500 shares subject to an option that is exercisable within 60 days of March 18, 1998.

(12) Includes 135,000 shares subject to vested options that are immediately exercisable. Also includes 903,128 shares subject to options that are exercisable within 60 days of March 18, 1998.

                 EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1997:

                        SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION             LONG-TERM
                                   ----------------------------------   COMPENSATION
                                                          OTHER ANNUAL     AWARDS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY     BONUS(1)    COMPENSATION   OPTIONS (#)  COMPENSATION
---------------------------  ----  -------    --------    ------------  -----------   ------------
Alexandre A. Balkanski       1997  207,500      79,744      5,400(2)      400,000         0
 President and Chief         1996  199,999     487,153      5,400(2)      150,000         0
 Executive Officer           1995  187,500(3)  277,345(3)   5,400(2)      500,000         0
John J. Hagedorn             1997  119,300(4)   14,952          0         150,000         0
 Vice President of Finance   1996       --          --         --              --        --
 and Administration, Chief   1995       --          --         --              --        --
 Financial Officer and
 Assistant Corporate
 Secretary
Alexander D. Daly            1997  168,750      21,930          0         153,182(5)      0
 Senior Vice President       1996  150,000     153,105          0               0         0
 of Sales and Corporate      1995   83,500(6)   98,876          0         240,000         0
 Marketing
Mark K. Allen                1997  182,500      23,923          0         198,651(5)      0
 Senior Vice President       1996  175,000     167,024          0          40,000         0
 of Operations               1995  145,337(7)  173,143          0         240,000         0
Richard Foreman              1997  161,250      21,930          0         180,000(5)      0
 Vice President, Chief       1996  146,250     168,105          0         100,000         0
 Information Officer         1995  131,250(8)   78,181          0               0         0
 and Corporate Secretary

-----

(1) The amounts shown under the Bonus column represents cash bonuses earned for the indicated fiscal years.
(2)  Consists of car allowances.
(3)  Dr. Balkanski has served as President and Chief
     Executive Officer since July 1995. Dr. Balkanski's compensation for 1995 includes compensation he received for his service as Executive Vice President and Chief Operating Officer until his appointment to the office of President and Chief Executive Officer in July 1995.
(4) Mr. Hagedorn became an employee of the Company in March 1997.
(5) In July 1997, the Company repriced stock options that had an exercise price in excess of the fair market value in effect on the date of repricing. Some of the option grants indicated reflect previously granted options that were repriced as if such options had been newly granted in July 1997. See "Stock Option Repricing."
(6)  Mr. Daly became an employee of the Company in June 1995.
(7)  Mr. Allen became an employee of the Company in February 1995.
(8) Includes compensation earned by Mr. Foreman as Director of Information Technology through December 1995.

  The Company does not have employment contracts with any of the persons named in the Summary Compensation Table, or any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service.

STOCK OPTION GRANTS

  The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1997 to the persons named in the Summary
Compensation Table:

                     OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS IN FISCAL 1997
                        ----------------------------------------------      POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                  % OF TOTAL                                    ANNUAL RATES
                                    OPTIONS                                    OF STOCK PRICE
                                  GRANTED TO      EXERCISE                    APPRECIATION FOR
                        OPTIONS    EMPLOYEES      OR BASE                      OPTION TERM(2)
                        GRANTED    IN FISCAL       PRICE      EXPIRATION   -----------------------
NAME                      (#)        YEAR        ($/SH)(1)       DATE        5% ($)       10% ($)
------                  -------     -------       ---------    ----------  ---------    ----------
Alexandre A. Balkanski..  400,000       3.7        23.5000     04/04/07    5,911,609    14,981,179
John J. Hagedorn........  150,000       1.4        26.0000     03/31/07    2,452,689     6,215,596
Alexander D. Daly.......   60,000       0.5        23.5000     04/04/07      886,741     2,247,177
Alexander D. Daly.......   60,000(3)    0.5        19.9375     04/04/97      726,185     1,825,753
Alexander D. Daly.......   33,182       0.3        18.5000     12/12/07      386,058       978,346
Mark K. Allen...........    9,318       0.09       18.5000     12/12/07      108,411       274,734
Mark K. Allen..... .....   75,000(3)    0.7        19.9375     04/04/07      907,731     2,282,192
Mark K. Allen...........   75,000       0.7        23.5000     04/04/06    1,108,427     2,808,971
Mark K. Allen...... ....   39,333(3)    0.4        19.9375     04/11/06      417,162     1,020,070
Richard Foreman.........   40,000       0.4        23.5000     04/04/07      591,161     1,498,118
Richard Foreman.........  100,000(3)    0.9        19.9375     01/17/06    1,026,487     2,493,899
Richard Foreman.........   40,000(3)    0.4        19.9375     04/04/07      484,123     1,217,169

-----

(1) Options were granted at an exercise price equal to the fair market value per share of C-Cube's Common Stock as of the date of the grant.
(2) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date.
(3) In July 1997, the Company repriced stock options that had an exercise price in excess of the fair market value in effect on the date of repricing. The option grants indicated reflect previously granted options that were repriced as if such options had been newly granted in July 1997.

STOCK OPTION EXERCISES

  The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 1997, and unexercised options held as of December 31, 1997, by the persons named in the Summary Compensation Table:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END VALUES


                                                                                   VALUE OF UNEXERCISED
                                                   NUMBER OF UNEXERCISED              IN-THE-MONEY
                                                    OPTIONS AT 12/31/97           OPTIONS AT 12/31/97(2)
                          SHARES      VALUE     ----------------------------    --------------------------
                        ACQUIRED ON  REALIZED                                   EXERCISABLE  UNEXERCISABLE
        NAME             EXERCISE     ($)(1)    EXERCISABLE    UNEXERCISABLE        ($)           ($)
        ----            -----------  --------   -----------    -------------    -----------  -------------
 Alexandre A. Balkanski        0           0       457,293        616,459       3,286,678      1,562,308
 John J. Hagedorn......        0           0             0        150,000               0              0
 Alexander D. Daly.....   20,000     325,000        50,000        183,182         215,625        388,125
 Mark K. Allen.........        0           0        70,000        193,651         643,125        643,125
 Richard Foreman.......        0           0        46,250        153,750         355,547        105,703

-----

(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.
(2) Based upon the market price of $16.6875 per share, which was the closing price per share of Common Stock on the Nasdaq National Market on December 31, 1997, less the option exercise price payable per share.


STOCK OPTION REPRICING

  The following table sets forth all repricings of stock options held by the Company's executive officers since the Company's initial public offering in April 1994. See "REPORT OF THE BOARD OF DIRECTORS AND
COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION-Stock Option Repricing."

                        TEN-YEAR OPTION REPRICINGS

                                                                                              LENGTH OF
                                  NUMBER OF    MARKET PRICE      EXERCISE                   ORIGINAL TERM
                                 SECURITIES    OF STOCK AT       PRICE AT                   REMAINING AT
                                 UNDERLYING      TIME OF         TIME OF                       DATE OF
                                OPTIONS/SARS   REPRICING OR    REPRICING OR        NEW       REPRICING OR
                                 REPRICED OR    AMENDMENT       AMENDMENT        EXERCISE     AMENDMENT
    NAME               DATE      AMENDED (#)       ($)             ($)            PRICE      (YEARS/DAYS)
    ----              -------   -------------  -----------    ------------       --------   -------------
Alexander D. Daly...  7/14/97        60,000       19.9375        23.5000          19.9375        9/264
Mark K. Allen.......  7/14/97        39,333       19.9375        38.1250          19.9375        8/271
Mark K. Allen.......  7/14/97        75,000       19.9375        23.5000          19.9375        9/264
Richard Foreman.....  7/14/97       100,000       19.9375        38.1250          19.9375        8/187
Richard Foreman.....  7/14/97        40,000       19.9375        23.5000          19.9375        9/264

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee reviews and approves the compensation of C-Cube's executive officers and administers the Company's stock option and purchase plans. Donald T. Valentine and Gregorio Reyes served during the fiscal year ended December 31, 1997 as members of the Compensation Committee of the Board of Directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

  In June 1997, the Company granted options to Pierre Lamond to purchase up to 10,000 shares of the Company's Common Stock at a price per share of $20.00. Such options were granted in connection with Mr. Lamond's providing certain services and assistance to the Company. Mr. Valentine and Mr. Lamond are general partners of Sequoia Capital.

CHANGE-IN-CONTROL ARRANGEMENTS

  The Company's 1990 Stock Plan (the "1990 Plan") provides that in the event of a transfer of control (as defined in the 1990 Plan) of the Company, the Board of Directors will either (i) provide that any unexercisable and/or unvested portion of the outstanding awards shall be immediately exercisable and vested as of a date prior to the transfer of control or (ii) arrange with the surviving, continuing, successor or purchasing corporation, as the case may be (the "Acquiring Corporation"), to either assume the Company's rights and obligations under outstanding awards or substitute awards for the Acquiring Corporation's stock for such outstanding awards. Any awards which are neither exercised as of the date of the transfer of control nor assumed nor substituted by the Acquiring Corporation shall terminate effective as of the date of the transfer of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In June 1997, the Company granted options to Pierre Lamond to purchase up to 10,000 shares of the Company's Common Stock at a price per share of $20.00. Such options were granted in connection with Mr. Lamond's providing certain services and assistance to the Company. Mr. Valentine and Mr. Lamond are general partners of Sequoia Capital.

  In payment of the exercise price of options to purchase the Company's Common Stock exercised in February 1993 by William J. O'Meara, the Company accepted a promissory note from Mr. O'Meara in the principal amount of $525,000, with interest payable thereon at the rate of 6.22% per annum. Such loan was paid in full in March 1997. Mr. O'Meara was a director of the Company as of December 31, 1996 and retired from that position effective February 18, 1997.

  The Company granted a nonqualified stock option to Donald T. Valentine in February 1993 but through an oversight, failed to deliver the option to Mr. Valentine in a timely manner. As a result, Mr. Valentine incurred less favorable tax consequences when he exercised the option than he would have incurred had the option been timely issued by the Company and exercised immediately thereafter by Mr. Valentine. The Company, however, gained from this oversight by receiving a tax benefit. To rectify this matter, in June 1994, the Company entered into a tax agreement with Mr. Valentine pursuant to which the Company (i) made payments to Mr. Valentine of $192,267, the amount necessary to compensate him for the adverse tax consequences, (ii) guaranteed a loan from a bank to Mr. Valentine in the amount of $279,647 and (iii) made payments to Mr. Valentine in an amount sufficient to compensate Mr. Valentine for the interest thereon. The results of this arrangement have not adversely affected the Company's cash flow, and the Company believes that overall consequences of this arrangement to the Company's financial performance in any period were not significant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock for fiscal year 1997 to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

  Based solely on the Company's review of such forms furnished to the Company for fiscal year 1997 and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with.

             REPORT OF THE BOARD OF DIRECTORS AND COMPENSATION
                    COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company's Board of Directors (the "Committee") has the exclusive authority to establish the cash compensation for all executive officers of the Company, including the Chief Executive Officer. The Committee also administers the Company's stock option and purchase plans and makes grants to executive officers under such plans. The Committee makes general recommendations regarding the plans to the Board and reviews grants to executive officers. The Committee and the Board consult with management and approve the compensation offered to newly hired executives at the time offers are made to them. Thereafter, on an annual basis at the time of each executive officer's performance review, the Committee and the Board meets to review and approve the compensation of each individual executive officer.

  The goals of the Committee and the Board are to:

   * attract, retain and motivate highly qualified employees and executive officers who contribute to the long-term success of the Company

   * align the compensation of executives with business objectives and performance

   * align incentives for executive officers with the interests of stockholders in maximizing stock value

  Through 1994, it had been the Committee's objective to provide compensation exclusively through fixed salaries and long-term stock-based incentive awards which serve to align the interests of the executive officers and stockholders. The Committee had set salaries at levels which, in the Committee members' experience, were at or below the median level for technology companies that are comparable to the Company in age, number of employees and revenue. Commencing with fiscal year 1995, the Committee and the Board adopted the Management and Key Employee Performance Bonus Plan which provides for an annual variable performance award payable in cash tied to specific measures of the Company's financial performance as well as individual performance based upon individual performance objectives. The Committee and the Board adopted this change in order to provide strong performance-based incentives.

  As a result of federal tax law, the Company is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any fiscal year. No officer of the Company has received compensation in excess of $1 million to date. The Committee and the Board will continue to monitor this issue and will formulate a policy with respect to this limitation on deductibility if and when appropriate.

BASE SALARY

  For fiscal year 1997, the base salary of each executive officer was set based upon the results of the executive's performance review. Each executive is reviewed annually by the Chief Executive Officer and other members of management and given specific objectives, with the objectives varying based upon the executive's position and responsibilities and the specific objectives for that position for the coming year. At the next annual review, the management of the Company reviews the performance of the executive versus the objectives. The results of this review are then reported to the Compensation Committee along with management's compensation recommendation and the Compensation Committee then determines whether base salary should be adjusted for the coming year.

LONG-TERM INCENTIVE COMPENSATION

  Through fiscal year 1994, the executive officers of the Company had been granted options only at the time the officer joined the Company. Grants of stock options are designed to align the interests of executive officers with those of stockholders. The size of these grants is generally set at a level which the Board feels is in proportion with the role and responsibility of the executive, as well as his or her opportunity to affect the Company's performance, while also being sufficient to attract the executive to accept employment with the Company. The Board had generally not made additional awards to executive officers once they joined the Company except upon a promotion. However, beginning in fiscal year 1995, the Board made additional awards based on annual performance reviews of each executive officer and the Board will continue to grant future additional options on a case-by-case basis depending on the annual performance review.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The salary for the Company's President and Chief Executive Officer, Alexandre A. Balkanski, was $207,500 for fiscal year 1997. Dr. Balkanski was also given a bonus of $79,744 and granted options to purchase 400,000 shares in light of his significant contributions to the Company. In making its decision the Committee reviewed, in addition to the factors considered for each executive officer as described above, Dr. Balkanski's experience and contribution to the Company's performance during the prior fiscal year and each of the Committee members' experience with the compensation levels of similarly situated chief executive officers.

STOCK OPTION REPRICING

  In July 1997, the Board of Directors offered all employees (except the President and the Chief Financial Officer) the opportunity to cancel outstanding options with exercise prices in excess of $19.9375 per share (the fair market value of the Company's Common Stock at that time) in exchange for options exercisable at $19.9375 per share. The terms of the repriced options were identical to those of the canceled options except that the repriced options are subject to a six-month extension of the vesting period beginning on the respective dates they were issued, and executive officers are subject to an additional twelve-month blackout on exercising repriced options. The option exchange was an acknowledgment of the importance to the Company of having equity incentives in the hands of key employees. Stock options which are "out of the money" provide no particular compensatory incentive if an employee is considering alternative opportunities. The renewed vesting period incurred in the option exchange was viewed as a means of retaining the services of valued employees for a longer period of time. The Committee decided to include officers in the exchange because of the importance of their administrative and technical leadership to the success of the Company's business.

BOARD OF DIRECTORS                    COMPENSATION COMMITTEE

Donald T. Valentine                   Donald T. Valentine
Alexandre A. Balkanski                Gregorio Reyes
Gregorio Reyes
T.J. Rodgers
Baryn S. Futa
Donald McKinney

                     COMPARISON OF STOCKHOLDER RETURN

  Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Composite Index and the Electronic Components Index for the period commencing on April 20, 1994(1) and ending on December 31, 1997(2).


                   Comparison Of Cumulative Total Return
             From April 20, 1994 Through December 31, 1997:(3)

                      PERFORMANCE GRAPH APPEARS HERE


MEASUREMENT PERIOD            C-CUBE            NASDAQ STOCK    NASDAQ ELECTRONIC
(FISCAL YEAR COVERED)         MICROSYSTEMS INC  MARKET          COMPONENTS STOCKS
---------------------         ----------------  ------------    -----------------
Measurement Pt - 04/20/94         $100             $100              $100
FYE 12/31/94                      $127             $103              $109
FYE 12/31/95                      $833             $146              $181
FYE 12/31/96                      $493             $180              $313
FYE 12/31/97                      $218             $221              $328

                                      APRIL   DECEMBER   DECEMBER   DECEMBER   DECEMBER
                                       1994     1994       1995       1996       1997
                                      -----   --------   --------   --------   --------
Nasdaq Stock Market (US)                100      103       146        180        221
Nasdaq Electronics Components Stocks    100      109       181        313        328
C-Cube Microsystems Inc.                100      127       833        493        218

-----
(1) The Company's initial public offering commenced on April 21, 1994. For purposes of this presentation, the Company has assumed that its initial offering price of $7.50 would have been the closing sale price on April 20, 1994, the day prior to commencement of trading.
(2) Assumes $100 invested on April 20, 1994 in each investment.
(3)  Total return assumes reinvestment of dividends.
     Past results are not an indication of future investment returns.

                   STOCKHOLDER PROPOSALS TO BE PRESENTED
                          AT NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 1778 McCarthy Boulevard, Milpitas, California 95035, no later than November 30, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                       TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.


                                By Order of the Board of Directors


                                /s/ Alexandre A. Balkanski
                                -------------------------------------
                                Alexandre A. Balkanski
                                President and Chief Executive Officer

March 30, 1998

                                                            APPENDIX A




                     C-CUBE MICROSYSTEMS INC.

                1998 EMPLOYEE STOCK PURCHASE PLAN


     The following constitute the provisions of the 1998 Employee Stock Purchase Plan of C-Cube Microsystems Inc.

     1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2.   Definitions.

          (a)  "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c)  "Common Stock" shall mean the Common Stock of the Company.

          (d) "Company" shall mean C-Cube Microsystems Inc. and any Designated Subsidiary of the Company.

          (e) "Compensation" shall mean all base straight time gross earnings, commissions, overtime and bonuses, but exclusive of payments for shift premium, incentive compensation, incentive payments and other compensation.

          (f) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (g) "Employee" shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

          (h)  "Enrollment Date" shall mean the first day of each Offering
Period.

          (i) "Exercise Date" shall mean the last trading day of each Purchase Period.

          (j) "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

               (1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

               (2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

               (3) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board, or;

          (k) "Offering Periods" shall mean the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after February 1 and August 1 of each year and terminating on the last Trading Day in the periods ending twenty-four months later; provided, however, that the first Offering Period under the Plan shall commence on the first Trading Day on or after May 16, 1998 and shall end on the last Trading Day on or before July 31, 2000, and the second Offering Period under the Plan shall commence on the first Trading Day on or after February 1, 1999, and shall end on the last Trading Day on or before January 31, 2001. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

          (l)  "Plan" shall mean this 1998 Employee Stock Purchase Plan.

          (m) "Purchase Price" shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower, unless otherwise provided in Section 13(b) hereof.

          (n) "Purchase Period" shall mean the approximately six month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of the first Offering Period shall commence on the Enrollment Date and end on the last Trading Day on or before January 31, 1999.

          (o) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

          (p) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

          (q) "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

     3.   Eligibility.

          (a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. Offering Periods. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 1 and August 1 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after May 16, 1998, and shall end on the last Trading Day on or before July 31, 2000, and the second Offering Period under the Plan shall commence on the first Trading Day on or after February 1, 1999, and
shall end on the last Trading Day on or before January 31, 2001.   The
Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

     5.   Participation.

          (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's payroll office prior to the applicable Enrollment Date.

          (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

     6.   Payroll Deductions.

          (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period.

          (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

          (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

          (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

          (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

     7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the

Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than 10,000 shares of the Company's Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering
Period.

     8.   Exercise of Option.

          (a)  Unless a participant withdraws from the Plan as provided in
Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

          (b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

     9. Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

     10.  Withdrawal.

          (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

          (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

     11.  Termination of Employment.

          Upon a participant's ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

     12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

     13.  Stock.

          (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be eight hundred thousand (800,000) shares, plus an annual increase to be added on the first day of the Company's fiscal year (beginning 1999) equal to the lesser of (i) 500,000 shares, (ii) one percent (1%) of the number of outstanding shares on the last Trading Day of the immediately preceding fiscal year or (iii) a lesser amount determined by the Board. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

          (b) If, the Board determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed the number of shares of Common Stock that are available for sale under the Plan, the Board may in its sole discretion (i) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, notwithstanding any subsequent authorization of additional shares of Common Stock for issuance under the Plan by the Company's stockholders, (ii) provide that the Company shall make a pro rata allocation of the shares available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date and terminate all Offering Periods pursuant to
Section 20 hereof or (iii) provide that, if the Fair Market Value of a share of Common Stock on the date on which additional shares of Common Stock are authorized for issuance hereunder by the Company's stockholders (the "Authorization Date") is higher than the Fair Market Value of a share of Common Stock on the Enrollment Date of any outstanding Offering Period that commenced prior to the Authorization Date, the Purchase Price for authorized shares available to be issued on any remaining Exercise Date of any Offering Period in effect on the Authorization Date shall be 85% of the Fair Market Value of a share of Common Stock on the Authorization Date or on the Exercise Date, whichever is lower.

     14. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

     15.  Designation of Beneficiary.

          (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

          (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     16. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

     17.  Use of Funds.  All payroll deductions received or held by the

Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

     19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by
the Board.   The New Exercise Date shall be before the date of the
Company's proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in
Section 10 hereof.

          (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date") and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

     20.  Amendment or Termination.

          (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period is in the best interests of the Company and its shareholders. Except as provided in Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with
Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

          (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

     21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten
(10) years unless sooner terminated under Section 20 hereof.

     24. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

                            EXHIBIT A
                            ---------

                     C-CUBE MICROSYSTEMS INC.

                1998 EMPLOYEE STOCK PURCHASE PLAN

                      SUBSCRIPTION AGREEMENT



_____ Original Application                    Enrollment Date: ___________
_____ Change in Payroll Deduction Rate
_____ Change of Beneficiary(ies)


1.   _____________________________________________________ hereby elects to participate in the C-Cube Microsystems Inc. 1998 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and subscribes to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (not to exceed 10%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4.   I have received a copy of the complete Employee Stock Purchase Plan.
     I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to shareholder approval of the Employee Stock Purchase Plan.

5. Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only):
     _____________________________________.

6. I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of
     (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:


NAME:  (Please print)______________________________________________
                      (First)         (Middle)               (Last)


__________________________    _____________________________________________
Relationship

                              _____________________________________________
                              (Address)

Employee's Social
Security Number:             ____________________________________



Employee's Address:           ____________________________________

                              ____________________________________

                              ____________________________________


I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.



Dated:____________________    _______________________________________
                              Signature of Employee


                              _______________________________________
                              Spouse's Signature (If beneficiary other than spouse)

                            EXHIBIT B
                            ---------

                     C-CUBE MICROSYSTEMS INC.

                1998 EMPLOYEE STOCK PURCHASE PLAN

                       NOTICE OF WITHDRAWAL



     The undersigned participant in the Offering Period of the C-Cube Microsystems Inc. 1998 Employee Stock Purchase Plan which began on ____________, 19____ (the "Enrollment Date") hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

                                   Name and Address of Participant:

                                   ________________________________

                                   ________________________________

                                   ________________________________


                                   Signature:


                                   ________________________________


                                   Date:__________________________

                                                            APPENDIX B



PROXY                       C-CUBE MICROSYSTEMS INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints Alexandre A. Balkanski and Richard Foreman, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in C-Cube Microsystems Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the Sheraton - Silicon Valley Hotel, located at 1801 Barber Lane, Milpitas, California 95035 on May 8,
1998 at 1:30 p.m. Pacific Time and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated March 30, 1998 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

       THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.
                                                  ---

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

                                                                     SEE REVERSE
                                                                         SIDE



    PLEASE MARK
    VOTES AS IN
[X] THIS EXAMPLE

A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. ELECTION OF CLASS I                   2. PROPOSAL TO     FOR AGAINST ABSTAIN
   DIRECTOR.                                APPROVE THE     [_]   [_]     [_]
                                            COMPANY'S 1998
   NOMINEE: DONALD MCKINNEY                 EMPLOYEE STOCK
                                            PURCHASE PLAN
     FOR    WITHHELD                        AND THE RESERVATION
     [_]      [_]                           OF 800,000 SHARES OF
                                            COMMON STOCK, PLUS
                                            AUTOMATIC ANNUAL
                                            INCREASES EQUAL TO
                                            THE LESSER OF (i)
                                            500,000 SHARES, (ii)
                                            1% OF THE OUTSTANDING
                                            SHARES OR (iii) A
                                            LESSER AMOUNT DETERMINED
                                            BY THE BOARD OF DIRECTORS.

                                         3. PROPOSAL TO     FOR AGAINST ABSTAIN
                                            RATIFY THE      [_]   [_]     [_]
                                            APPOINTMENT OF
                                            DELOITTE &
                                            TOUCHE LLP AS
                                            THE COMPANY'S
                                            INDEPENDENT
                                            PUBLIC
                                            ACCOUNTANTS FOR
                                            THE FISCAL YEAR
                                            ENDING DECEMBER
                                            31, 1998.


                                            MARK HERE IF YOU PLAN TO
                                            ATTEND THE MEETING            [_]

                                            MARK HERE FOR ADDRESS
                                            CHANGE AND NOTE AT LEFT       [_]


                                        WHETHER OR NOT YOU PLAN TO ATTEND THE
                                        MEETING IN PERSON, YOU ARE URGED TO
                                        SIGN AND PROMPTLY MAIL THIS PROXY IN
                                        THE RETURN ENVELOPE SO THAT YOUR STOCK
                                        MAY BE REPRESENTED AT THE MEETING.

Signature: ______________ Date _______ Signature: ______________ Date _______